FIRST AMENDMENT TO CREDIT AGREEMENT

        THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 29, 2002, among MARKWEST RESOURCES CANADA CORP. (previously known as MarkWest Acquisitions Corp.), an Alberta corporation (the "Borrower"), the undersigned Guarantors (the "Guarantors"), BANK OF AMERICA, N.A. [acting through its Canadian branch], successor to Bank of America Canada, as Canadian Administrative Agent (the "Administrative Agent") for the Lenders parties to the hereinafter defined Credit Agreement, and the undersigned Lenders.

        Reference is made to the Credit Agreement dated as of October 12, 2001, (the "Credit Agreement") among Borrower, Administrative Agent, and the Lenders parties thereto. Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meaning set forth in the Credit Agreement; all section and schedule references herein are to sections and schedules in the Credit Agreement; and all paragraph references herein are to paragraphs in this Amendment.

RECITALS

        A.    On the Effective Date as herein defined and immediately prior to the effectiveness of this Amendment, Bank of America, N.A. [acting through its Canadian branch], is assigning a portion of its Commitment and its Loans to Royal Bank of Canada pursuant to a Lender Assignment Agreement.

        B.    The Borrower has requested certain amendments to the Credit Agreement in order to, among other things, (i) decrease the amount of the facility, (ii) add a borrowing base, and (iii) amend certain financial covenants.

        C.    Subject to the terms and conditions of this Amendment, the Administrative Agent and the undersigned Lenders are willing to agree to such amendments.

        Accordingly, for adequate and sufficient consideration, the parties hereto agree, as follows:

  Paragraph 1. Amendments.

        1.1  Definitions.

        (a)  The definition of "Applicable Margin" is amended in its entirety to read as follows:

    "Applicable Margin' means, with respect to any Loan of any type or any Letter of Credit, and at such time as the Leverage Ratio is in one of the following ranges, the number of basis points ("b.p.") per annum for the relevant type of Loan, Commitment Fee or Letter of Credit and the relevant range set forth below:

Applicable Margin
Pricing Level	Leverage Ratio	LIBO Rate Loan	Letter of Credit	Canadian Prime Rate Loan	Commitment Fee
1	Less than or equal to 1.0X	175.0 b.p.	175.0 b.p.	37.5 b.p.	25.0 b.p.
2	Greater than 1.0X, but less than or equal to 2.0X	200.0 b.p.	200.0 b.p.	62.5 b.p.	30.0 b.p.
3	Greater than 2.0X, but less than or equal to 2.75X	225.0 b.p.	225.0 b.p.	87.5 b.p.	37.5 b.p.
4	Greater than 2.75X, but less than or equal to 3.25X	250.0 b.p.	250.0 b.p.	112.5 b.p.	50.0 b.p.
5	Greater than 3.25X	275.0 b.p.	275.0 b.p.	137.5 b.p.	50.0 b.p.

    The Leverage Ratio shall be determined from the then most recent quarterly financial statements delivered by the Borrower pursuant to Section 7.1.1 and any changes in Applicable

    Margin shall become effective the first day of the third month following the date such financial statements are dated. In the event that the Borrower shall at any time fail to furnish the Lenders such financial statements required to be delivered under Section 7.1.1, the maximum Applicable Margin and Commitment Fee as set forth above shall apply until such time as such financial statements are so delivered. Changes in the Applicable Margin and Commitment Fee as a result of a change in the Leverage Ratio will occur automatically as aforesaid without notice. The Applicable Margin and Commitment Fee shall be set at Pricing Level 4 for the period beginning on the Effective Date and ending on June 30, 2002, unless during such period the Leverage Ratio falls within Pricing Level 5, in which case Pricing Level 5 will apply."

        (b)  The following definition of "Available Borrowing Base" is inserted alphabetically into Section 1.1:

    "Available Borrowing Base' means, at the particular time in question, the Canadian Borrowing Base in effect minus the Canadian Effective Amount at such time."

        (c)  The following definition of "Borrowing Base Period" is inserted alphabetically into Section 1.1:

    "Borrowing Base Period' means the period from March 29, 2002, to April 30, 2002, and each six-month period commencing May 1, 2002, and each subsequent November 1 and May 1 thereafter."

        (d)  The following definition of "Canadian Borrowing Base" is inserted alphabetically into Section 1.1:

    "Canadian Borrowing Base' means, if the U.S. Credit Agreement is effective, the Canadian Dollar Equivalent of the amount of the Global Semi-Annual Borrowing Base allocated to the credit facilities hereunder pursuant to Section 2.1.3(b)(i), or, if the U.S. Credit Agreement is not effective, the amount determined pursuant to Section 2.1.3(b)(ii), provided, however, in no event shall the Canadian Borrowing Base ever exceed the sum of the Revolving Loan Commitment Amount and Term Loans outstanding."

        (e)  The definition of "Canadian Dollar Equivalent" is hereby amended to read as follows:

    "Canadian Dollar Equivalent' with respect to an amount denominated in U.S. Dollars (a) means, for all purposes other than the definition of "Canadian Borrowing Base' and Section 2.1.3, the amount of the Cdn. Dollars which would be required to purchase the relevant stated amount of U.S. Dollars based on an exchange rate equal to 1.5657, and (b) means, for purposes of a Global Semi-Annual Borrowing Base determination pursuant to Section 2.1.3(a) of the U.S. Credit Agreement, and for the purposes of the definition of "Canadian Borrowing Base,' the amount of Cdn. Dollars which would be required to purchase the relevant stated amount of U.S. Dollars based on the Noon Rate in effect on the effective date of the applicable Reserve Report."

        (f)    The following definition of "Canadian Effective Amount" is inserted alphabetically into Section 1.1:

    "Canadian Effective Amount' means, on any date, the aggregate outstanding principal amount of all Loans after giving effect to any prepayments or repayments of Loans occurring on such date plusthe Letter of Credit Outstandings."

        (g)  The definition of "Canadian Resident Lender" is amended by deleting the phrase "that is not" and replacing it with the phrase "whose Canadian business income is not treated as income of".

        (h)  The definition of "Fixed Charge Coverage Ratio" is amended by (i) deleting the term "12 months" and replacing it with the term "four Fiscal Quarters" and (ii) deleting each reference to the term "12-month" and replacing each such reference with the term "four-Fiscal Quarter."

        (i)    The following definition of "Global Semi-Annual Borrowing Base" is inserted alphabetically in Section 1.1:

    "Global Semi-Annual Borrowing Base' means, at the particular time in question, the amount provided for in Section 2.1.3, provided, however, in no event shall the Global Semi-Annual Borrowing Base ever exceed the sum of (i) the U.S. Dollar Equivalent of the Revolving Loan Commitment Amount plus the U.S. Dollar Equivalent of the Term Loans outstanding hereunder and (ii) the Revolving Loan Commitment Amount and Terms Loans as defined in and outstanding under the U.S. Credit Agreement."

        (j)    The definition of "Letter of Credit Sublimit" is amended in its entirety to read as follows: "Letter of Credit Sublimit" means the amount of Cdn. $7,828,500.

        (k)  The definition of "Leverage Ratio" is amended by (i) deleting the phrase "twelve most recently ended months" and replacing it with the phrase "four Fiscal Quarters most recently ended" and (ii) deleting each reference to the term "12 months" and replacing each such reference with the term "four Fiscal Quarters."

        (l)    The following definition of "Midstream Business" is inserted alphabetically into Section 1.1.:

    "Midstream Business' means any and all operations of the Borrower and its Domestic Subsidiaries in Canada related to the gathering and processing of natural gas and the fractionation, transportation, marketing, and storage of natural gas liquids."

        (m)  The following definition of "Midstream Business" is inserted alphabetically into Section 1.1.:

    "Midstream Report' means a report, covering the Midstream Business, and any related non-Oil and Gas Properties businesses, prepared in accordance with customary and prudent practices in form and substance acceptable to the Administrative Agent, setting forth (a) the total quantity of gas and liquids to be gathered, processed and fractionated, (b) the estimated future net revenues and cumulative estimated future net revenues, (c) the present discounted value of future net revenues, and (d) such other information and data with respect to the Midstream Business, and any related non-Oil and Gas Properties businesses, as the Administrative Agent may reasonably request."

        (n)  The definition of "Revolving Loan Commitment Amount" is amended by deleting the phrase "the Canadian Dollar Equivalent of U.S. $35,000,000" and replacing such phrase with the term "Cdn. $54,799,500."

        (o)  The following definition of "U.S. Borrowing Base" is inserted alphabetically in Section 1.1:

    "U.S. Borrowing Base' means the sum of (i) the Global Semi-Annual Borrowing Base allocated to the credit facilities governed by the U.S. Credit Agreement pursuant to Section 2.1.3 thereof and (ii) the U.S. Monthly Borrowing Base (as defined in the U.S. Credit Agreement), provided, however, in no event shall the U.S. Borrowing Base ever exceed the sum of the Revolving Loan Commitment Amount and the Term Loans outstanding under the U.S. Credit Agreement."

        (p)  The definition of "U.S. Dollar Equivalent" is hereby amended to read as follows:

    "U.S. Dollar Equivalent' with respect to an amount denominated in Cdn. Dollars (a) means, for purposes of the definition of Global Borrowing Base and for purposes of a Global Semi-Annual Borrowing Base determination pursuant to Section 2.1.3(a) of the U.S. Credit

    Agreement, the amount of U.S. Dollars required to purchase the relevant stated amount of Cdn. Dollars based on the Noon Rate in effect on the effective date of the relevant Reserve Report and (b) means, for all purposes other than those described in the foregoing clause (a), the amount of U.S. Dollars required to purchase the relevant stated amount of Cdn. Dollars based on the Noon Rate in effect on the day of determination."

        (q)  The following definition of "U.S. Effective Amount" is inserted alphabetically into Section 1.1:

    "U.S. Effective Amount' means, on any date, the aggregate outstanding principal amount of all Loans under the U.S. Credit Agreement after giving effect to any prepayments or repayments of such Loans occurring on such date plus the Letter of Credit Outstandings under the U.S. Credit Agreement."

        1.2  Section 2.1.1(a). Section 2.1.1(a) is deleted in its entirety and amended to read as follows:

    "(a) On the terms and subject to the conditions hereof, each Lender severally, but not jointly, agrees to lend to the Borrower such Lender's Percentage of one or more Borrowings during the Revolving Loan Availability Period, not to exceed such Lender's Percentage of the lesser of (i) the Revolving Loan Commitment Amount and (ii) the Canadian Borrowing Base."

        1.3  Section 2.1.3. Section 2.1.3 is deleted in its entirety and amended to read as follows:

    "SECTION 2.1.3 Global Semi-Annual Borrowing Base Determinations and Allocations.

            (a)  Global Semi-Annual Borrowing Base and Canadian Borrowing Base Determinations.

              (i)    At all times the U.S. Credit Agreement is effective, the Global Semi-Annual Borrowing Base will be governed by Section 2.1.3 of the U.S. Credit Agreement.

              (ii)  If the U.S. Credit Agreement is not effective, the Global Semi-Annual Borrowing Base will no longer be determined and the following provisions will govern the determination of the Canadian Borrowing Base. At all times prior to the Revolving Loan Commitment Termination Date, the Canadian Effective Amount shall not exceed the Canadian Borrowing Base then in effect. The Canadian Borrowing Base shall be redetermined for each Borrowing Base Period. The Canadian Borrowing Base shall be determined based upon the Oil and Gas Properties reflected in the most recently delivered Reserve Report and the assets reflected in the most recently delivered Midstream Report and such credit and other factors (including, without limitation the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and its Subsidiaries) as the Lenders deem relevant. The Lenders' determination of the Canadian Borrowing Base shall be in each of their sole discretion, exercised in accordance with its standard and usual practice for determining borrowing base loans that it generally applies to borrowers in the oil and gas business. On or before April 15 and October 15 of each year, the Canadian Administrative Agent shall recommend to the Lenders a new Canadian Borrowing Base, a copy of which recommendation shall be provided concurrently to the Borrower. The Lenders shall, within fifteen (15) days of such recommendation (by unanimous agreement in the case of increasing the Canadian Borrowing Base and by agreement of the Required Lenders in the case of maintaining or decreasing the Canadian Borrowing Base) inform the Canadian Administrative Agent in writing as to whether such Lender agrees or disagrees with the Canadian Administrative Agent's recommendation. If a Lender disagrees, such notice shall contain the highest amount such Lender has approved for the Canadian Borrowing Base. If at the end of such fifteen (15) day period any Lender has not communicated its approval or disapproval, such silence shall be deemed to be its approval. If the Canadian Administrative Agent's recommended Canadian Borrowing

      Base is not approved or deemed approved as aforesaid by the Required Lenders at the end of such fifteen (15) day period, the Canadian Borrowing Base shall be the highest amount on which all of the Lenders can agree if increasing the Canadian Borrowing Base or all of the Required Lenders can agree if maintaining or decreasing the Canadian Borrowing Base. After such redetermined Borrowing Base is approved or otherwise determined as aforesaid, the Administrative Agent will notify the Borrower and the Lenders of the amount of the redetermined Canadian Borrowing Base, and such amount shall become effective as to the next succeeding May 1 or November 1, as applicable. If the Borrower does not furnish the Reserve Reports or all such other information and data by the date required, the Lenders may nonetheless determine a new Canadian Borrowing Base. It is expressly understood that the Lenders shall have no obligation to determine the Canadian Borrowing Base at any particular amount, either in relation to the Commitment or otherwise. Promptly upon each redetermination of the Canadian Borrowing Base pursuant to Section 2.1.3(a)(ii), the Canadian Administrative Agent shall notify the Borrower in writing of such redetermination.

            (b)  Special Semi-Annual Borrowing Base and Canadian Borrowing Base Determinations.

              (i)    At all times the U.S. Credit Agreement is effective, Special Semi-Annual Borrowing Base Determinations (as defined in the U.S. Credit Agreement) will be governed by Section 2.1.3(a)(iii) of the U.S. Credit Agreement.

              (ii)  If the U.S. Credit Agreement is not effective, Special Semi-Annual Borrowing Base Determinations (as defined in the U.S. Credit Agreement) will no longer be made and the following provisions shall govern Special Canadian Borrowing Base Determinations (as hereinafter defined). In addition to the Canadian Borrowing Base determinations made pursuant to Section 2.1.3(a)(ii) , the Borrower and the Canadian Administrative Agent acting upon the direction of the Required Lenders may each request one (1) additional Canadian Borrowing Base redetermination during each Borrowing Base Period (each such additional determination herein called a "Special Canadian Borrowing Base Determination"). In the event the Borrower requests a Special Canadian Borrowing Base Determination pursuant to this Section 2.1.3(b)(ii), the Borrower shall deliver written notice of such request to the Lenders which shall include a Reserve Report prepared by the Borrower as of a date not more than thirty (30) calendar days prior to the date of such request, for the benefit of the Lenders, and following receipt by the Canadian Administrative Agent of such request, the Canadian Administrative Agent may request in writing other information prepared as of a date not more than thirty (30) calendar days prior to the date of such request. Each Special Canadian Borrowing Base Determination shall be made pursuant to the procedures set forth in Section 2.1.3(a)(ii) and the Canadian Administrative Agent shall give the Borrower notice of the redetermined Canadian Borrowing Base pursuant to Section 2.1.3(a)(ii)."

        1.4.  Section 2.1.5. Section 2.1.5 is amended by deleting each reference to the term "Revolving Loan Commitment Amount" and replacing each such reference with the term "Canadian Borrowing Base."

        1.5  Section 2.1.6. Section 2.1.6 is amended by (i) deleting the number "$20,000,000" and replacing it with the number "$10,000,000" and (ii) deleting the number "$110,000,000" and replacing it with the number "$100,000,000."

        1.6  Section 3.1(c). Section 3.1(c) is deleted in its entirety.

        1.7  Section 3.1.2. Section 3.1.2 is deleted in its entirety and amended to read as follows:

          "SECTION 3.1.2 Mandatory Prepayment.

          (a)  Unless otherwise directed by the Global Lenders (as defined in the U.S. Credit Agreement), if on any date the sum of the U.S. Dollar Equivalent of the Canadian Effective Amount and the U.S. Effective Amount shall exceed the Global Borrowing Base, and no additional mandatory prepayments are made pursuant to Section 3.1.2 of the U.S. Credit Agreement to remedy any remaining excess ("Unremedied Excess"), then the Borrower shall make mandatory prepayments of Loans equal to such Unremedied Excess, and if any such Unremedied Excess remains after such prepayments, to the extent of such Unremedied Excess the Borrower shall immediately Cash Collateralize the Reimbursement Obligations in an amount equal to the aggregate Stated Amount of all Letters of Credit outstanding and undrawn. The Borrower shall make fifty percent (50%) of such payments within ninety (90) days following its receipt of the written notice of the Global Borrowing Base and Canadian Borrowing Base redetermination in accordance with Section 2.1.3(a)(ii) of the U.S. Credit Agreement, and the remaining fifty percent (50%) of such prepayments within one hundred eighty (180) days following its receipt of the notice of the relevant redetermination.

          (b)  If on any date the U.S. Credit Agreement is not effective and the Canadian Effective Amount shall exceed the Canadian Borrowing Base, then the Borrower shall make mandatory prepayments of Loans equal to such excess, and if any such excess remains after such prepayments, to the extent of such excess the Borrower shall immediately Cash Collateralize the Reimbursement Obligations in an amount equal to the aggregate Stated Amount of all Letters of Credit outstanding and undrawn. The Borrower shall be obligated to (A) make fifty percent (50%) of such prepayments within ninety (90) days following its receipt of the written notice of the Canadian Borrowing Base redetermination in accordance with Section 2.1.3(a), and the remaining fifty percent (50%) of such prepayments within one hundred eighty (180) days following its receipt of notice of the relevant redetermination, or (B) make such prepayment on the date of any Sale which results in a reduction in the Canadian Borrowing Base pursuant to Section 7.2.9(b)."

          (c)  During the Revolving Loan Availability Period, Loans prepaid pursuant to this Section 3.1.2 may be re-borrowed to the extent the Canadian Borrowing Base subsequently is re-determined to a level that would allow such re-borrowing and the conditions to Borrowing hereunder have been satisfied.

        1.8  Section 3.3.2. Section 3.3.2 is amended to add the following phrase immediately prior to the period at the end of such section:

          "and if the U.S. Credit Agreement is not effective, to Administrative Agent, as an annual engineering fee, $5,000 on each April 30, commencing April 30, 2002, until the Stated Maturity Date."

        1.9  Section 7.1.1(c). Section 7.1.1(c) is amended by deleting the term "month" and replacing it with the term "Fiscal Quarter."

        1.10 Section 7.1.1(k). Section 7.1.1(k) is amended to read as follows:

          "(k)(i) on or before April 1, effective January 1, of each year, a Reserve Report prepared by an independent petroleum engineer acceptable to the Required Lenders (the "Independent Engineer"), and annually commencing October 1, 2002, effective as of July 1 of each year, a Reserve Report prepared by personnel of the Borrower, (ii) together with each Reserve Report, a certificate from an officer of the Borrower with principal responsibility for reserve engineering certifying that, to the best of his knowledge: (A) the information contained in the Reserve Report has been prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69 (or the Canadian equivalent thereof), (B) attached to the certificate is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are subject to the Lien of the Collateral Documents; and

  (C) attached to the certificate is a list of all marketing agreements not cancelable on 60 days or less notice without penalty or detriment) for the sale of production at a fixed price from the Borrower's or its Subsidiaries' Oil and Gas Properties (including, without limitation, calls on, or other rights to purchase, production whether or not the same are currently being exercised), and (iii) on or before April 1 and October 1 of each year, effective as of January 1 and July 1 respectively, a Midstream Report prepared by personnel of the Borrower and accompanied by a certificate of a technical officer of the Borrower certifying that, to the best of his knowledge, the information contained in the Midstream Report has been prepared in accordance with customary and prudent practices in the petroleum engineering industry."

        1.11 Section 7.1.8. Section 7.1.8 is amended to add the following phrase immediately prior to the period at the end of subsections (a) and (b):

  ", provided, MarkWest Energy Partners, L.P., a Delaware limited partnership, and each of its Subsidiaries and MarkWest Energy GP, L.L.C., a Delaware limited liability company, shall not be required to comply with this Section so long as the only assets of such entities are cash or Cash Equivalent Investments in an aggregate amount not to exceed $5,000.00."

        1.12 Section 7.2.2. Section 7.2.2 is amended by: (i) deleting the term "the Canadian Dollar Equivalent of U.S. $2,700,000" and replacing it with the term "Cdn.. $4,227,390," and (ii) deleting the term "the Canadian Dollar Equivalent of U.S. $10,000,000" and replacing it with the term "Cdn.. $15,657,000."

        1.13 Section 7.2.4(a). Section 7.2.4(a) is amended by (i) deleting each reference to the term "calendar month" and replacing each such reference with the term "Fiscal Quarter" and (ii) deleting the term "after Closing" and replacing it with the term "after July 1, 2001."

        1.14 Section 7.2.4(b). Section 7.2.4(b) is amended by deleting the term "calendar month" and replacing it with the term "Fiscal Quarter."

        1.15 Section 7.2.4(c). Section 7.2.4(c) is deleted in its entirety and amended to read as follows:

            "(c) The Parent's Leverage Ratio to be greater than the amounts set forth below as of the last day of each Fiscal Quarter ending during the following periods:

Maximum Leverage Ratio	As of the Date of each Fiscal Quarter Ending as Set Forth Below
4.00	12/31/01
3.75	3/31/02
3.50	6/30/02
3.25	9/30/02
3.00	12/31/02 and Fiscal Quarters ending thereafter"

        1.16 Section 7.2.4(d). Section 7.2.4(d)is deleted in its entirety and amended to read as follows:

            "(d) The Parent's Fixed Charge Coverage Ratio to be less than the amounts set forth below as of the last day of each Fiscal Quarter ending during the following periods:

Minimum Fixed Charge Coverage Ratio	As of the Date of each Fiscal Quarter Ending as Set Forth Below
1.40	12/31/01
1.50	3/31/02 through 12/31/02
1.75	3/31/03 and thereafter"

        1.17 Section 7.2.9(b). Section 7.2.9(b) is deleted in its entirety and amended to read as follows:

          "(b) The Borrower will not, and will not permit any of its Subsidiaries to, sell, convey, contribute or transfer any asset (including, without limitation, any sale or assignment with or without recourse of any receivable) except: (i) retirement of assets in the ordinary course of business; (ii) the sale of Oil and Gas production and sale of inventory in the ordinary course of business, including in connection with hedge agreements or pursuant to long-term contracts; (iii) any conveyance or transfer by a Subsidiary of the Borrower to the Borrower, or by a Subsidiary of the Borrower to a wholly owned Subsidiary of Borrower; (iv) transfers by the Borrower to a Subsidiary permitted by Section 7.2.5; (v) transfers of Hydrocarbon Interests which transfers constitute payments in kind pursuant to the Incentive Payments Agreement; and (vi) any other sale, conveyance, contribution or transfer of any asset or assets other than accounts receivable (the transfers permitted pursuant to this clause (vi) being referred to as a "Sale"), provided, any such Sales made since the date of the most recent Canadian Borrowing Base redetermination exceeding, individually or in the aggregate, ten percent (10%) of the Canadian Borrowing Base then in effect, shall result in a review of the Canadian Borrowing Base as provided in this Section. The Borrower shall give the Administrative Agent and the Global Lenders notice of any such proposed Sale not less than twenty (20) Business Days prior to the anticipated closing date of the proposed Sale. The Administrative Agent shall, within ten (10) Business Days and utilizing the Reserve Report and Midstream Report delivered in connection with the most recent redetermination of the Canadian Borrowing Base, and any other information deemed relevant by the Canadian Administrative Agent propose to the Global Lenders the amount of the Canadian Borrowing Base to be in effect after such Sale. Thereafter, the Global Lenders shall have eight (8) Business Days to approve or object to such proposed amount; and any failure to object shall be deemed to be an approval. In the event there is no approval or deemed approval, the Administrative Agent shall poll the Global Lenders to ascertain the greatest amount of the Canadian Borrowing Base then acceptable to the Required Global Lenders and such amount shall be the amount of the Canadian Borrowing Base. The Administrative Agent shall give the Borrower and the Global Lenders notice of the amount of the revised Canadian Borrowing Base, and, if the U.S. Credit Agreement is effective, the Borrower may reallocate the sum of the U.S. Semi-Annual Borrowing Base and the revised Canadian Borrowing Base as provided in Section 2.1.3(a)(ii) of the U.S. Credit Agreement. If the U.S. Credit Agreement is not effective, references in this paragraph to Administrative Agent shall mean Canadian Administrative Agent, Global Lenders shall mean Lenders, and Required Global Lenders shall mean Required Lenders. Notwithstanding the foregoing, the Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, transfer any assets, other than the sale of Oil and Gas production and inventory and payment of trade payables in the ordinary course of business pursuant to Section 7.2.9(b)(ii), to any Person pursuant to this Section 7.2.9 if a Default shall have occurred and be continuing or would otherwise be existing after, or result from, any such transfer."

        1.18 Section 7.2.15. A new Section 7.2.15 is hereby inserted to read as follows:

  "SECTION 7.2.15. Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not allow net gas imbalances in excess of 200,000 MMBTU of gas, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or its Subsidiaries that would require the Borrower or its Subsidiaries to deliver Oil and Gas produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefore."

        1.19 Section 10.1(a). Section 10.1(a) is amended by deleting the word "or" appearing immediately before subclause (e) thereof and inserting the following phrase immediately after such subclause (e): "or (f) increase the Canadian Borrowing Base pursuant to Section 2.1.3 of the U.S. Credit Agreement without the consent of the Lenders or increase the Global Borrowing Base pursuant to Section 2.1.3 of the U.S. Credit Agreement without the consent of the Global Lenders (as defined in the U.S. Credit Agreement), provided, the Required Lenders may maintain or decrease the Canadian Borrowing Base pursuant to Section 2.1.3 of the U.S. Credit Agreement and the Required Global Lenders (as defined in the U.S. Credit Agreement) may maintain or decrease the Global Borrowing Base pursuant to Section 2.1.3."

        1.20 Schedule V. Schedule V to the Credit Agreement is hereby amended to read as set forth in Schedule V attached hereto.

        1.21 Exhibit F. Exhibit F to the Credit Agreement is hereby amended to read as Exhibit F attached hereto.

        Paragraph 2. Effective Date.    Notwithstanding any contrary provision, this Amendment is not effective until the date (the "Effective Date") the following conditions are satisfied.

        (a)  The Administrative Agent shall have received counterparts of this Amendment, executed by the Borrower, the Guarantors, and the Required Lenders.

        (b)  The Administrative Agent shall have received counterparts of the Guaranty (MarkWest Energy Appalachia, L.L.C.), the Pledge and Security Agreement (MarkWest Energy Appalachia, L.L.C.), and the Acknowledgment of Pledge, each executed by MarkWest Energy Appalachia, L.L.C. and the related financing statement

        (c)  The Administrative Agent shall have received from the Borrower and each Guarantor a certificate dated as of the Effective Date of its secretary, assistant secretary, manager or general partner as applicable (i) as to resolutions of its board of directors or managers or their equivalent authorizing the execution and performance of this Amendment, and (ii) if the officer executing this Amendment is not named in the incumbency certificate delivered at the time of execution of the Credit Agreement, as to the incumbency and signature of said officer.

        (d)  The Administrative Agent shall have received a legal opinion from counsel to the Borrower and each Guarantor as to the due authorization, execution and delivery of this Amendment.

        (e)  The "Effective Date" shall occur simultaneously as defined in the First Amendment to the U.S. Credit Agreement.

        (f)    Fees and expenses required to be paid pursuant to Paragraph 5 of this Amendment have been paid to the extent invoiced prior to the Effective Date.

        (g)  The Administrative Agent shall have received such other assurances, certificates, documents and consents as the Administrative Agent may require.

        Paragraph 3. Successor Canadian Administrative Agent.    Pursuant to Section 9.4 of the Credit Agreement, Bank of America Canada has resigned as Canadian Administrative Agent and the Lenders hereby appoint Bank of America, N.A. [acting through its Canadian branch], successor to Bank of America Canada as the successor Canadian Administrative Agent for the Lenders under the Credit Agreement for all purposes of the Credit Agreement, the Intercreditor Agreement, the Notes and each other Loan Document.

        Paragraph 4. Acknowledgment and Ratification.    As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Guarantors (a) consents to the agreements in this Amendment and (b) agrees and acknowledges that the execution, delivery, and performance of this Amendment shall in no way release, diminish, impair, reduce, or otherwise affect the respective obligations of the Borrower or any Guarantor under the Loan Documents to which it is a party, which Loan Documents shall remain in full force and effect, and all rights thereunder are hereby ratified and confirmed.

        Paragraph 5. Representations.    As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Guarantors represents and warrants to the Administrative Agent and the Lenders that as of the Effective Date of this Amendment and as of the date of execution of this Amendment, (a) all representations and warranties in the Loan Documents are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date, and (b) no Default or Event of Default exists.

        Paragraph 6. Expenses.    The Borrower shall pay within ten (10) days of demand all reasonable costs, fees, and expenses paid or incurred by the Administrative Agent incident to this Amendment, including, without limitation, the fees and expenses of the Administrative Agent's counsel in connection with the negotiation, preparation, delivery, and execution of this Amendment and any related documents and filing and recording costs, and costs of title insurance endorsements if required.

        Paragraph 7. Miscellaneous.    This Amendment is a "Loan Document"referred to in the Credit Agreement. The provisions relating to Loan Documents in Article 10 of the Credit Agreement are incorporated in this Amendment by reference. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment must be construed, and its performance enforced, under Alberta law and applicable Canadian federal law, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.

        Paragraph 8. Entire Agreement.    This Amendment represents the final agreement between the parties about the subject matter of this Amendment and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

        Paragraph 9. Parties.    This Amendment binds and inures to the benefit of the Borrower, the Guarantors, the Administrative Agent, the Lenders, and their respective successors and assigns.

        Paragraph 10. Further Assurances.    The parties hereto each agree to execute from time to time such further documents as may be necessary to implement the terms of this Agreement.

        The parties hereto have executed this Amendment in multiple counterparts to be effective as of the Effective Date.

Remainder of Page Intentionally Blank.
Signature Pages to Follow.

BORROWER
MARKWEST RESOURCES CANADA CORP.
By:	Gerald A. Tywoniuk Vice President, Finance
GUARANTORS
MARKWEST RESOURCES, INC., a Colorado corporation
By:	Gerald A. Tywoniuk Senior Vice President, Finance
MARKWEST MICHIGAN, INC., a Colorado corporation
By:	Gerald A. Tywoniuk Senior Vice President, Finance
WEST SHORE PROCESSING COMPANY, L.L.C., a Michigan limited liability company
By: Markwest Michigan, Inc., its Manager
By:

Name:

Title:

BASIN PIPELINE, L.L.C., a Michigan limited liability company
By: Markwest Michigan, Inc., its Manager
By:

Name:

Title:

MATREX, L.L.C., a Michigan limited liability company
By: Markwest Resources, Inc., its Manager
By:

Name:

Title:

MARKWEST HYDROCARBON, INC. a Delaware corporation
By:

Name:

Title:

MARKWEST CANADIAN MIDSTREAM SERVICES, INC. an Alberta corporation
By:

Name:

Title:

MARKWEST ENERGY APPALACHIA, L.L.C., a Delaware limited liability company
By: Markwest Hydrocarbon, Inc., a Delaware corporation, its sole member
By:

Name:

Title:

BANK OF AMERICA, N.A. [acting through its Canadian branch], successor to Bank of America Canada, as Canadian Administrative Agent and as a Lender
By:

Name:

Title:

U.S. BANK, NATIONAL ASSOCIATION, as a Lender
By:

Name:

Title: